Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated as of the 20th day of June, 2012 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a British Columbia corporation with an address at 1781 – 75th Avenue West, Vancouver, BC V6P 6P2

(hereinafter referred to as “Response”)

AND:

Jeffrey L. Purvin, a management consultant, having a residence at 21 Sandstone, Portola Valley, CA 94028

(hereinafter referred to as “Jeffrey Purvin”)

WITNESSES THAT WHEREAS:

A.	Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications;

B.	Jeffrey Purvin is a management consultant with related business expertise; and

C.	Jeffrey Purvin has agreed to provide services, as set out in Schedule “A” attached hereto (the “Services”) to Response;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Response and Jeffrey Purvin (the “Parties”) agree to the following:

1.           Term

1.1         This Agreement will be for an initial term of three (3) months or such earlier date that Jeffrey Purvin is able to take up employment as Response’s CEO in Vancouver, having obtained the necessary work permit to work in Canada (the “Term”).

2.           Responsibilities of Jeffrey Purvin

2.1         During the Term, Jeffrey Purvin shall provide the Services as an independent management consultant, with that standard of care, skill and diligence normally provided by professional persons in this industry in the performance and discharge of similar duties and responsibilities.

2.2         The Services shall be performed and discharged solely by Jeffrey Purvin, and shall not be subcontracted or assigned to any other person or third party.  The Parties agree that Jeffrey Purvin will be providing his full-time efforts and attention to the Services.

2.3         The means and manner for the performance and discharge of the Services hereunder will be within Jeffrey Purvin's own discretion and control; provided that such Services are performed and discharged in accordance within the standards described in Section 2.1 above.

3.           Reports

3.1         Jeffrey Purvin shall report directly to the Board of Directors of Response and shall furnish oral or written reports satisfactory in format and content as may be reasonably requested by Response from time to time sufficient to apprise Response concerning the Services rendered.

4.           Fees and Expenses

4.1         Fees.  During the Term, Response will pay Jeffrey Purvin a monthly fee of CDN$30,750.00 for all of the Services performed.  Response will reimburse Jeffrey Purvin for all business-related expenses actually and reasonably incurred in the course of Response’s business, in accordance with Response’s policies, where submitted in a detailed expense report with proof of payment.

4.2         Benefits.   During the Term, Response will reimburse medical and dental costs actually and reasonably incurred by Jeffrey Purvin, up to a total maximum of CDN$15,000.00.

4.3         Applicable Taxes.  Jeffrey Purvin will charge, and Response will pay, applicable taxes on all fees payable by Response to Jeffrey Purvin under this Agreement.  In addition, to the extent that applicable law requires any amounts payable to Jeffrey Purvin hereunder to be withheld and remitted to relevant taxation authorities, Response shall be permitted to withhold and remit such amounts to such authorities and, upon doing so, shall be deemed to have satisfied its obligations hereunder to make such payments to Jeffrey Purvin.

4.4         Expenses.  Within 15 days of the presentation of legitimate business receipts to Response by Jeffrey Purvin, Response shall reimburse Jeffrey Purvin for all reasonable expenses incurred by Jeffrey Purvin in the performance of his duties pursuant to this Agreement. Reasonable expenses do not include regular travel to and from the Response offices.

To the extent the provision of Services hereunder requires Jeffrey Purvin to register with applicable taxation authorities, Jeffrey Purvin will complete such registration and, upon request, provide all information reasonably requested by Response in connection with such registration.

5.           Disclosure of Intellectual Property

5.1         Jeffrey Purvin agrees to make prompt and complete disclosure to Response of all inventions and discoveries made or conceived by Jeffrey Purvin while this Agreement is in effect, or within a reasonable time thereafter, and which arise out of or relate to the performance of the Services.  Jeffrey Purvin also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by Jeffrey Purvin during the course of performing the Services.  Upon the request of Response, Jeffrey Purvin agrees to promptly furnish to Response all such records.

6.           Assignment of Intellectual Property

6.1         All inventions and discoveries, including any reports, data, specifications or other materials made by Jeffrey Purvin which arise out of or pertain to the Services or any other work done by Jeffrey Purvin in his capacity as a director of, or consultant to, Response (collectively, the "Intellectual Property"), shall be assigned to Response, including all of Jeffrey Purvin's right, title and interest in and to such Intellectual Property, together with patents or patent applications in respect thereof.  Jeffrey Purvin further agrees that, upon request of Response, Jeffrey Purvin will to execute all necessary documentation, take such steps and cooperate to the fullest degree with Response in securing, maintaining, and enforcing any such patents or other rights in respect of the Intellectual Property which arise out of the performance of the Services.  It is understood, however, that these obligations undertaken by Jeffrey Purvin will be at no expense to Jeffrey Purvin.

6.2         All written work, research, graphics, documentation and materials generated by Jeffrey Purvin (collectively, the “Work Product”) shall be the sole and exclusive property of Response either by operation of the “work for hire” doctrine to the extent it is applicable or by assignment without additional compensation of all rights of copyright from Jeffrey Purvin and/or Jeffrey Purvin’s employees or agents at such time as Response may request.  Jeffrey Purvin expressly agrees that all Work Product created pursuant to this Agreement is created as “work for hire” for Response and that the fees to be paid to Jeffrey Purvin for the Services are full, fair and adequate consideration for Jeffrey Purvin’s conveyance to Response of the copyrights in all Work Product.  Response shall have complete control and authority over the content and quality of all Work Product that may be generated by Jeffrey Purvin under this Agreement and may reject or modify such Work Product for any reason whatsoever.  All original documents, exhibits, samples or other materials provided by Response to Jeffrey Purvin in connection with the Services to be performed by Jeffrey Purvin under this Agreement shall remain the property of Response, and shall be returned to Response immediately upon request.  Further, Jeffrey Purvin hereby agrees to irrevocably waive all moral rights whatsoever within the Work Product.

6.3          To the extent required, Response hereby grants to Jeffrey Purvin a non-exclusive, royalty-free license to use the Intellectual Property arising from the performance of the Services solely for the further performance of the Services hereunder.  The Parties acknowledge and agree that Jeffrey Purvin will not acquire any right, title or interest in or to the Work Product or any Intellectual Property.

Jeffrey Purvin agrees that Response, its assignees and their licensees are not required to designate Jeffrey Purvin as the author of any developments, Work Product or Intellectual Property.  Jeffrey Purvin hereby waives in whole all moral rights which he may have in the developments, Work Product or Intellectual Property, including the right to the integrity of the developments, Work Product or Intellectual Property, the right to be associated with the developments, Work Product or Intellectual Property, the right to restrain or claim damages for any distortion, mutilation or other modification of the developments, Work Product or Intellectual Property, and the right to restrain use or reproduction of the developments, Work Product or Intellectual Property in any context and in connection with any service, cause or institution.

7.           Confidentiality and Proprietary Information

7.1         It is understood and agreed that the information developed by or communicated to Jeffrey Purvin in the performance of the Services is of a highly confidential nature and Jeffrey Purvin agrees that, unless the prior written approval of Response has been obtained, neither Jeffrey Purvin nor any persons or entities in the employ or control of Jeffrey Purvin will make any use of, nor make any oral or written disclosure of, such information, directly or indirectly, either during or after the Term, except to persons, including employees and authorized agents of Response and/or its affiliates, who may be designated by Response to work with such persons or entities.

7.2         The confidentiality restriction set out above does not apply to information which:

(a)	has been in the public domain prior to such disclosure;

(b)	becomes part of the public domain through no breach of an obligation by Jeffrey Purvin or its employees or agents, to whom Jeffrey Purvin has disclosed the same;

(c)	is provided to Jeffrey Purvin by others or a third party who was or is not under an obligation of confidence to Response at the time of the disclosure to Jeffrey Purvin; or

(d)
is required to be disclosed by law or regulation or in response to a valid order of a court or other governmental body, but only to the extent of and for the purpose of such law, regulation or order, but then only if Jeffrey Purvin first notifies Response of the required disclosure and cooperates reasonably with Response’s efforts to contest or limit the scope of such order.

7.3         Jeffrey Purvin shall disclose such confidential information only to employees or agents who need to know such information in order to carry out the duties required to perform the Services, and then only after such persons have agreed to maintain the confidentiality of the information and to use the information only for the purposes set out in this Agreement.

7.4         Neither Party shall disclose any terms or conditions of this Agreement or its purpose, nor use the name of the other Party, nor any of its affiliates, directors, officers, employees, subcontractors or agents, in any publicity, advertising, or news release without the prior written approval of an authorized representative of such other Party.

7.5         Without limiting the generality of any of the foregoing, Jeffrey Purvin shall not publish or present the data and information that may be generated or derived as the result of the Services performed by Jeffrey Purvin under this Agreement without the prior written consent of Response. For greater certainty, publications or presentations shall include but are not limited to presentations at symposia, national, or regional professional meetings, and publications in journals, theses, or dissertations.

7.6         Jeffrey Purvin acknowledges that any violation of any of the provisions of this Article 7 or the preceding Article 6 may result in immediate and irreparable damage to Response and agrees that in the event of such violation, Response shall, in addition to any other right, relief, or remedy available at law, be entitled to any equitable relief that any court of competent jurisdiction may deem just and proper.

8.           Compliance with Laws

8.1         Jeffrey Purvin shall at all times comply with all state, federal, provincial and local laws, rules and regulations applicable to the performance of the Services and shall be responsible for any registrations, filings, fees or permits that may be required by law as a result of Jeffrey Purvin’s rendition of the Services.  To the extent that the Services involve or constitute lobbying, Jeffrey Purvin shall comply with all applicable state, federal, provincial and local laws, rules and regulations regarding lobbying and shall be responsible for any and all registrations, filings and reports required thereunder.  Jeffrey Purvin’s reports shall specifically identify those activities, if any, that constitute lobbying under applicable federal, provincial, state or local laws, rules and regulations.

9.           Conflict of Interest

9.1         If, at any time during the Term, Jeffrey Purvin or any business entity in which Jeffrey Purvin owns an interest, or any or all persons or entities in the employ or control of Jeffrey Purvin, performs or proposes to perform Services for others which may conceivably, either directly or indirectly, conflict with the interests of Response, Jeffrey Purvin agrees to request in advance and in writing the approval of Response which may be granted or withheld at the discretion of Response.  By entering into this Agreement with Response, Jeffrey Purvin represents that no such conflicting interests, agreements, or obligations with any other party now exist.  Nothing herein contained shall restrict Jeffrey Purvin from providing non-conflicting consulting Services to others during the Term, consistent with the duties and responsibilities of the consulting demands of Response on the time of Jeffrey Purvin, as provided herein.

10.        Representations and Warranties

10.1       Each of the Parties represents and warrants to the other Party that it has the full power, right and authority to execute and deliver this Agreement and perform any obligations it has hereunder.  Jeffrey Purvin further warrants and represents to Response that Jeffrey Purvin:

(a)
has not been subject to any legal or regulatory discipline, nor has Jeffrey Purvin ever been suspended, debarred or otherwise disqualified from performing and discharging the  Services similar to the Services required hereunder by any governmental, regulatory or administrative body or organization having jurisdiction over Jeffrey Purvin;

(b)
is not bound by any agreement which would restrict Jeffrey Purvin in performing and discharging the Services for Response and will not breach any obligation of confidentiality owed to any third party in performing such Services for Response; and

(c)	will not use any third party proprietary information to perform and discharge the Services for Response unless any such third party proprietary information is licensed to Response.

11.        Termination

11.1       This Agreement may be terminated at any time by written agreement of the Parties, or under the terms below.

11.2       This Agreement may also be terminated immediately by Response upon the occurrence of any of the following events:

(a)	Material breach of any law or regulation by the other Party;

(b)	Material breach of the terms of this Agreement by the other Party;

(c)	Any dishonest act, conduct involving moral turpitude, or any other conduct that could adversely affect the reputation or public image of the other Party; or

(d)	The inability or refusal of the other Party to perform and discharge the obligations hereunder.

11.3       No exercise by a party of any right of termination will constitute a waiver of any right of a party for recovery of any monies then due to it hereunder or any other right or remedy a Party may have by law or by this Agreement.

11.4       This Agreement may also be terminated at the convenience of either Party without cause at any time during the Term, by that Party providing the other Party with two (2) weeks prior written notice of such termination.

11.5       The Parties agree that Response may, at its sole discretion, immediately terminate this Agreement at any time by paying Jeffrey Purvin the fees he would have been paid during the notice period provided for under Article 11.4.

12.        Consequences of Termination

12.1       Upon termination of this Agreement for any reason, all further obligations of the Parties shall cease except as specifically described elsewhere herein.

12.2       Notwithstanding the expiration or termination of this Agreement for any reason whatsoever, the respective rights and obligations set forth in Articles 5 through 13 shall continue in full force and effect until they have been completely exercised or discharged.

12.3       Upon termination of this Agreement for any reason, or at any time upon request by Response, Jeffrey Purvin will promptly return to Response all company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in his possession or control pertaining to Response, the Business and the Services, without retaining any copies or records of any Confidential Information whatsoever.  Jeffrey Purvin will also return any keys, pass cards, identification cards, products, samples, tools, lists, equipment or other property belonging to Response or Response’s customers

13.        Governing Law and Dispute Resolution

13.1       In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved confidentially as follows:

(a)
Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)
Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party.  If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Arbitration and Mediation Society to have one appointed.  The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(c)
Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party.  If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration and Mediation Society to appoint one.  The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’s fees.

13.2       This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

14.        Miscellaneous

14.1       Relationship.  It is understood and agreed by the Parties that in the performance of this Agreement, Jeffrey Purvin is acting solely as independent contractor and not as an employee of Response.  Further, nothing in this Agreement shall be construed or implied to create a relationship of partners, agency, joint ventures, or of employer and employee.

14.2       Assignment.  This Agreement is not assignable, either directly or indirectly, by either party, without the prior written consent of the other, which consent may be arbitrarily withheld.

14.3       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

14.4       Waiver.  No failure on the part of either Party to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, or of any other right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.  Except as specifically provided herein, the exercise of any remedy provided in this Agreement shall not be a waiver of any other right or remedy provided by law or in equity.

14.5       Entire Agreement.  Except as herein expressly provided, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and understandings, except for any confidential disclosure agreement which Jeffrey Purvin may have entered into with Response prior to the execution of this Agreement, the terms of which shall continue to apply.

14.6       Currency.  Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amounts are expressed in terms of lawful money of Canada.

14.7       Titles.  The clause titles used herein are for convenience only and shall not be construed as part of this Agreement or used in interpreting or construing this Agreement.

14.8       Amendments.  None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either Party, their respective agents or employees unless done so in writing signed by authorized signatories of both Parties.

14.9       Time of Essence.  Time shall be of the essence of this Agreement.

14.10     Costs.  Save as expressly otherwise provided in this Agreement, each of the Parties shall bear its own legal, accounting and other costs, charges and expenses.

14.11     Counterparts.  This Agreement may be signed in counterparts which, when taken together, shall constitute the entire agreement.

IN WITNESS WHEREOF the Parties have duly executed this agreement as of the date first above written.

RESPONSE BIOMEDICAL CORP.

By:	/s/ Patricia Massitti	June 27, 2012
	Authorized Signatory	Date

SIGNED, SEALED AND DELIVERED
by Jeffrey Purvin in the presence of:

/s/ Bradley Dary	/s/ Jeffrey Purvin
Signature of Witness	Jeffrey Purvin

Bradley Dary
Name of Witness (please print clearly)

Schedule "A"

Description of Services

Management Consultant, CEO

The Consultant will perform those business and professional duties normally or usually associated with the position of CEO, and such other or different duties as may from time to time be assigned to the Consultant by the Company’s Board of Directors (the “Board”), including managing and administering the day-to-day operation of the Company with the following specific duties and responsibilities:

a.	to provide leadership and vision to manage the Company in the best interests of its shareholders and other stakeholders;

b.	to conduct ongoing strategic planning and establish long-term goals for the Company;

c.	to evaluate management systems and operation;

d.	to report to the Board in a timely manner and act as a liaison between management and the Board;

e.	to assist the Board with policy development;

f.	to train, develop, manage and assess the performance of senior management;

g.	to serve as primary external spokesperson for the Company; and

h.	such other duties and responsibilities suitable to a CEO position as may be assigned by the Board.

The Consultant is responsible for meeting the corporate objectives of the Company as are periodically developed by the Board in consultation with management.

The Board may make reasonable changes to the Consultant’s duties, without notice in accordance with its business needs, and any changes will not constitute a breach of the terms of this Agreement.